Exhibit 10.40

[HARMAN LETTERHEAD]

August 21, 2008

Dr. A. Erich Geiger
8323 Ocotillo Court
Naples, FL 34113

Re:	Internal Revenue Code Section 409A

Dear Dr. Geiger:

In view of your intention to retire with Harman International Industries, Inc. and its subsidiaries (collectively, the Company) on August 31, 2008, this letter agreement will set forth our understanding regarding the application of Section 409A of the Internal Revenue Code of 1986 (Section 409A) to certain of your compensation arrangements with the Company.

1.             August 31, 2008 will be treated as the date of your separation from service from the Company, as that term is defined for purposes of Section 409A.

2.             Because you will be a specified employee within the meaning of Section 409A at the time of your separation from service, the following compensation items otherwise due to be paid to you on or after August 31, 2008 and prior to March 1, 2009, will instead be accumulated and paid to you on March 2, 2009 or, if earlier, the date of your death:

(a)           The monthly pension benefits payable to you under Section 3(g) of your Employment Agreement with the Company dated November 6, 2006, which were otherwise scheduled to commence in September 2008.

3.             For purposes of Section 409A, each payment under Paragraph 2(a) above, will be considered one of a series of separate payments.

Harman International Industries, Inc.

/s/ Erich Geiger	By:	/s/ John Stacey
Dr. Erich Geiger		John Stacey
Vice President and Chief HR Officer